Exhibit 4.1


55 Water Street, 45th Floor                               Frank A. Ciccotto, Jr.
New York, NY  10041                                            Managing Director
Tel. 212-438-4417                                            E-Business Services
Fax 212-438-7748
frank_ciccotto@standardandpoors.com


                                Standard & Poor's
                     A Division of The McGraw Hill Companies



                                January 31, 2006
Van Kampen Funds, Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York BNY Atlantic Terminal
2 Hanson Place, 12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.


              Re: Van Kampen Unit Trusts, Taxable Income Series 92
                        Insured Laddered Trust, Series 7
--------------------------------------------------------------------------------

Gentlemen:

     We have examined Registration Statement File No. 333-129590 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                           Sincerely,


                                                           /s/ FRANK A. CICCOTTO
                                                           ---------------------
                                                               Vice President